Exhibit  12.1
                                                                        02/06/04
                              ALABAMA POWER COMPANY
            Computation of ratio of earnings to fixed charges for the
                       five years ended December 31, 2002
                     and the year to date September 30, 2003




                                                                                                                     Nine
                                                                                                                    Months
                                                                                                                     Ended
                                                                     Year ended December 31,                      September 30,
                                                  ---------------------------------------------------------------------------
                                                  ---------------------------------------------------------------------------
                                                    1998         1999         2000         2001           2002         2003
                                                    ----         ----         ----         ----           ----         ----
                                                  -----------------------------Thousands of Dollars--------------------------
EARNINGS  AS DEFINED  IN ITEM 503 OF REGULATION S-K:
  Earnings Before Income Taxes                    $612,521     $659,745     $698,802     $652,468     $  770,194     $678,953
  Interest expense, net of amounts capitalized     261,505      219,150      237,872      247,788        226,732      164,719
  Distrib on shares subj to mandatory redemption    22,354       24,662       25,549       24,775         24,599       11,317
  AFUDC - Debt funds                                 4,664       11,010       20,197        9,569          6,854        5,076
                                                  --------     --------     --------     --------     ----------     --------
         Earnings as defined                      $901,044     $914,567     $982,420     $934,600     $1,028,379     $860,065
                                                  ========     ========     ========     ========     ==========     ========



FIXED CHARGES AS DEFINED IN ITEM 503 OF REGULATION S-K:
   Interest  on long-term  debt                   $194,559     $193,968     $222,530     $220,627     $  208,148     $139,876
   Interest on affiliated loans                                                                              845          261
   Interest on interim  obligations                 11,012        9,865       10,759       14,638          1,160          388
   Amort of debt disc, premium  and expense, net    42,506       11,171       11,668       11,740         12,857       11,622
  Other interest  charges                           18,091       15,157       13,112       10,354         10,577       17,648
  Distrib on shares subj to mandatory redemption    22,354       24,662       25,549       24,775         24,599       11,317
                                                  --------     --------     --------     --------     ----------     --------
         Fixed charges as defined                 $288,522     $254,823     $283,618     $282,134     $  258,186     $181,112
                                                  ========     ========     ========     ========     ==========     ========



RATIO OF EARNINGS TO FIXED CHARGES                   3.12         3.59         3.46         3.31           3.98         4.75
                                                     ====         ====         ====         ====           ====         ====

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Note:        The above figures have been adjusted to give effect to ALABAMA
             Power Company's 50% ownership of Southern Electric Generating
             Company.